Exhibit 10.12

November 30, 2015

Carolyn Anderson Short

12985 Via Esperia

Del Mar, CA 92114

Re:	Offer of Employment

Dear Carolyn:

I am pleased to offer you employment with BioAtla, LLC, Delaware limited liability company (“Company”). Once signed by you, this Offer Letter will confirm your acceptance of the following terms and conditions:

1.    Your title will be Chief of IP and Strategy. Your duties and responsibilities are as set forth in the attached job description and such other duties as shall be assigned to you from time to time by the CEO. Your main work location will be at the Company’s corporate headquarters in San Diego, California, although you will be required to travel on behalf of the Company, as and when directed by the Company.

2.    Your employment is to begin effective as of December 1, 2015 (the “Start Date”).

3.    You will receive a base salary at the annualized rate of $320,000 (the “Base Salary”), which shall be subject to standard payroll deductions and withholdings and paid on a regular basis in accordance with the Company’s normal payroll procedures and policies. You will also be eligible to participate in the Company’s paid vacation plan, and be eligible for the other benefits that the Company provides to comparable employees, in accordance with the Company’s policies and procedures.

4.    You will be eligible to earn annual discretionary incentive compensation up to a target amount of forty percent (40%) of your Base Salary, based on achievement of individual and corporate performance targets, metrics and/or management-by-objectives (“MBOs”) to be determined and approved by the Company’s Compensation Committee. Annual incentive compensation is paid on an annual basis, after the close of the fiscal year and after determination by the Compensation Committee of (i) the level of achievement of the applicable individual and corporate performance targets, metrics and/or MBOs, and (ii) the amount of any annual incentive compensation earned by you. No annual incentive compensation is guaranteed and, in addition to the other conditions for earning such compensation, you must remain an employee in good standing of the Company on the scheduled annual incentive compensation payment date in order to be eligible for any annual incentive compensation. This annual incentive compensation program will be the only incentive compensation, commission, or other bonus program that will apply to you. For the 2016 annual incentive compensation period, your eligibility will be prorated based on the Start Date.

5.    This is a 75% time position, and you will be expected to devote such working time and ability to the performance of your duties. You will also be expected to give the Company your undivided loyalty, and to refrain from any activity that might interfere with your duties to the Company or create a potential or actual conflict of interest.

11011 Torreyana Road, Suite 210, San Diego, CA 92121

6.    In your work for the Company, you will be prohibited from using or disclosing any confidential, proprietary or trade secret information of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be required to use only information that is generally known and used by persons with training and experience comparable to your own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises or use in your work for the Company any unpublished documents or property belonging to any former employer or third party that you are not authorized to use and disclose. You represent further that you have disclosed to the Company any contract you have signed that might restrict your activities on behalf of the Company. By accepting employment with the Company, you are representing that you will be able to perform your job duties within these parameters.

7.    This offer is not to be considered a contract guaranteeing employment for any specific duration. Your employment with the Company is “at-will” and, therefore, is not guaranteed. You may terminate your employment at any time and for any reason whatsoever. Likewise, the Company may terminate your employment at any time, with or without cause or prior warning. This provision for “at-will” employment supersedes all prior agreements and understandings concerning termination of employment, whether oral, written, or implied, and it can be changed or revoked only in a writing signed by you and the Chief Executive Officer or President of the Company.

8.    In addition to the compensation package described above, you will be reimbursed for any Company-approved and IRS permitted out-of-pocket expenses (other than Company-approved expenses which are charged by you on Company credit cards), in accordance with our policies.

9.    As a condition of employment, you must agree to sign and abide by the Company’s Employee Inventions and Non Disclosure Agreement (“EINDA”).

10.    You also agree to comply with the Company’s rules, policies and procedures as they are issued from time to time by the Company.

11.    Before commencing employment, you must provide proof of your identity and authorization to work in the United States, and fill out a form 1-9 as required by federal immigration laws. Further, this offer is contingent upon your successful completion of a background check to the satisfaction of the Company.

12.    To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Offer Letter, your employment with the Company, or the termination of your employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in San Diego, California by JAMS, Inc. (“JAMS”) or its successors by a single arbitrator, under JAMS’ then applicable rules and procedures for employment disputes (which can be found at http://www.jamsadr.com/rules-clauses/, and which will be provided to you on request); provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. You and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Both you and the Company acknowledge that by agreeing to this arbitration procedure, you each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fee. Nothing in this Offer Letter intended to prevent either the Company or you from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

13.    This Offer Letter and the EINDA sets forth the entire agreement between you and the Company with respect to the subject matter thereof. Once signed by you and an officer of the Company, this Offer Letter and the EINDA will become legally binding contracts, and will supersede all prior agreements, promises, and understandings between you and the Company.

14.    This Offer Letter will be governed by and construed in accordance with the laws of the State of California. The validity or unenforceability of any provision of this Offer Letter, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this Offer Letter.

15.    All payments made pursuant to this Offer Letter shall be subject to withholding of applicable income and employment taxes. The Company may withhold from any payments made under this Offer Letter all authorized or legally required deductions and withholdings, including but not limited to income, employment and social insurance taxes. Nothing in this Agreement shall create any obligation on the part of the Company to indemnify, reimburse, gross up, or otherwise compensate you for any taxes, interest, penalties, costs, losses, damages, or expenses arising out of any violation of tax laws or any corresponding provision of law. Your signature below constitutes your agreement with the Company’s employment terms and conditions.

To confirm that you agree to the terms stated in this Offer Letter, please sign and date the enclosed copy of this Offer Letter and return it to me as soon as, possible, but no later than November 30, 2015.

On behalf of the Company, I am very pleased to make this offer and look forward to you joining our team.

Very truly yours,

BIOATLA, LLC

By:	/s/ Jay M. Short
Name: Jay M. Short
Title: Chairman and CEO

I agree to the terms stated in this letter.

Dated: 11-30-15

/s/ Carolyn Anderson Short
Carolyn Anderson Short

JOB DESCRIPTION

Effective Date: December 1, 2015

Job Title: Chief of IP and Strategy

Primary Location: San Diego, USA

Employee Status: Regular

Travel: Yes

Main tasks:

Business Strategy:

➣	Participate in, and manage aspects as required, global business strategy of BioAtla

➣	Act as General Manager of BioAtla Cayman and BioAtla Hong Kong

Legal/Contracts:

➣

Draft, review, revise, negotiate, execute company contracts including but not limited to: term sheets, confidentiality, consulting, materials transfer, lease, license, collaboration, service and any and all amendments thereto

Intellectual Property:

➣	Implement global IP and patent strategy

➣	Co-manage patent portfolio

➣	Co-manage and provide IP diligence support for all customer/investor diligence proceedings

➣	Co-manage outside counsel

➣	Evaluate third party claims D Manage strategic issues regarding portfolio management and patent prosecution matters

➣	Manage intellectual property budget

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